Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-127343 on Form S-4 of our report dated July 27, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the new bases of accounting beginning March 8, 2003 and February 12, 2005) relating to the financial statements of DynCorp International LLC and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

October 28, 2005